Exhibit 99.1

ENERGY TRANSFER PARTNERS, L.P. UNITHOLDERS APPROVE MERGER WITH SUNOCO LOGISTICS PARTNERS L.P.

DALLAS, TX & NEWTOWN SQUARE, PA – April 26, 2017 – Sunoco Logistics Partners L.P. (NYSE: SXL) (“SXL”) and Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) today announced that at a special meeting of ETP unitholders held earlier today, the unitholders voted to adopt the Agreement and Plan of Merger dated as of November 20, 2016, as amended (the “Merger Agreement”), by and among ETP, SXL, their respective general partners, certain wholly owned subsidiaries of SXL and, solely for certain provisions therein, Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”), pursuant to which ETP will become a wholly owned subsidiary of SXL.

Based on the results, 88% of the units voted at the special meeting voted in favor of adoption of the Merger Agreement. The votes in favor of the Merger Agreement constituted more than a majority of ETP’s units outstanding as of the record date for the special meeting, and, as a result, the Merger Agreement was approved and adopted by the ETP unitholders. The merger is expected to close on April 28, 2017. The combined company will be named Energy Transfer Partners, L.P. and its common units are expected to begin trading on the New York Stock Exchange under the “ETP” ticker symbol on Monday, May 1, 2017.

ETE management has advised ETP that ETE confirms its intention to continue to support the growth of the combined company in a manner consistent with ETE’s prior support transactions, thereby continuing the alignment of the interests of ETE and the combined company. This support from ETE may include additional incentive distribution subsidies or other actions that have the effect of reducing the cost of capital for the equity of the combined company. This support may also include the purchase of equity of the combined company by ETE to help fund growth capital projects of the combined company.

Sunoco Logistics Partners L.P. (NYSE: SXL) is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids, and refined products. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. website at www.sunocologistics.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. SXL and ETP cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include: the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the ability of SXL to successfully integrate ETP’s operations and employees and realize anticipated synergies and cost savings, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by SXL and ETP with the Securities and Exchange Commission (the “SEC”), which are available to the public. SXL and ETP undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT REGARDING THE TRANSACTION CAREFULLY. These documents, and any other documents filed by SXL or ETP with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders can obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of SXL or ETP at the following:

Sunoco Logistics Partners L.P. 3807 West Chester Pike Newtown Square, PA 19073 Attention: Investor Relations Phone: (866) 248-4344	Energy Transfer Partners, L.P. 8111 Westchester Drive, Suite 600 Dallas, TX 75225 Attention: Investor Relations Phone: 214-981-0795

Participants in the Solicitation

SXL, ETP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of SXL is contained in SXL’s Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017. Information regarding the directors and executive officers of ETP is contained in ETP’s Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger is included in the proxy statement/prospectus.

Contacts:

Energy Transfer

Investor Relations:

Helen Ryoo, Lyndsay Hannah, Brent Ratliff, 214-981-0795

or

Media Relations:

Vicki Granado, 214-981-0761

or

Sunoco Logistics

Investor Relations:

Peter Gvazdauskas, 215-977-6322

or

Media Relations:

Jeff Shields, 215-977-6056

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